Exhibit 10.1

MEDAREX, INC. 2008 DEFERRED COMPENSATION PROGRAM

1.                                       Introduction

The purpose of the Medarex, Inc. 2008 Deferred Compensation Program is to provide a select group of management or highly compensated employees of the Company with the ability to defer the receipt of portions of their bonus compensation payable for services rendered to the Company.  It is intended that the Program will assist in retaining qualified individuals to serve as officers of the Company.  The Program also is intended to promote the interests of the Company and its shareholders by providing Participants with the opportunity to have the value of a portion of such deferred bonus compensation measured on the basis of the value of the Company’s common stock and may provide for matching awards upon completion of a vesting period.

Any Restricted Stock Units that are credited pursuant to the Program and any shares of Common Stock subject to such Restricted Stock Units that are issued pursuant to the Program shall be credited or issued, as applicable, pursuant to Section 13 of the Medarex, Inc. 2005 Equity Incentive Plan.  If so determined by the Committee, any cash payments made under the Program may be made pursuant to Section 10 of the Medarex Inc. 2005 Equity Incentive Plan.

2.                                       Definitions

a.             “Base Award” means the portion a Participant’s Restricted Stock Unit Award granted with respect to a Voluntary Deferral as described in Section 4(c).

b.             “Board” means the Board of Directors of the Company.

c.             “Bonus” means a Participant’s annual bonus granted by the Company to a Participant without regard to any decreases as a result of (i) an election to defer a portion of such bonus under the Program or (ii) an election between benefits or cash provided under a program of the Company maintained pursuant to Section 401(k) of the Code.

d.             “Cash Account” means a bookkeeping account maintained by the Company reflecting the amount of deferred cash compensation credited to a Participant pursuant to Section 4(b).

e.             “Code” means the Internal Revenue Code of 1986, as amended.

f.              “Committee” means the Compensation and Organization Committee of the Board.

g.             “Common Stock” means the common stock, par value $.01 per share, of the Company.

h.             “Company” means Medarex, Inc., a New Jersey corporation.

i.              “Fair Market Value” means, as of any date, the value of a share of Common Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following, provided that such determination complies with the Company’s Policy and Procedures for the Granting of Stock Options and Other Equity-Based Incentives:

                                i.              Except as otherwise determined by the Committee, if, on such date, the Common Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock (or the mean of the closing bid and asked prices of a share of Common Stock if the Common Stock is so quoted instead) as quoted on the Nasdaq National Market, the Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Common Stock, as reported in The Wall Street Journal or such other source as the Company  deems reliable.  If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

                                ii.             Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the opening, closing, high, low or average sale price of a share of Common Stock or the actual sale price of a share of Common Stock received by a Participant, on such date or the trading day immediately preceding such date.  The Committee may vary its method of determination of the Fair Market Value as provided herein for different purposes under the Program.

                                iii.            If, on such date, the Common Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be as determined by the Committee in good faith and in accordance with Section 409A of the Code without regard to any restriction other than a restriction which, by its terms, will never lapse.

j.              “Grant Date” means the date as of which a Restricted Stock Unit Award is credited to a Participant’s Restricted Stock Unit Account, which shall be the date on which the Bonus with respect to which a Voluntary Deferral applies is paid, as determined by the Committee.

k.             “Matching Award” means an additional Restricted Stock Unit Award granted by the Company to a Participant with respect to a Base Award pursuant to Section 4(c).

l.              “Original Payment Date” means a date selected by a Participant to receive distribution of the amounts credited to both the Participant’s Cash Account and Restricted Stock Unit Account for a Program Year in accordance with Section 4(a).  If the Participant has not selected an Original Payment Date, the Original Payment Date shall be deemed to be the earliest of (i) the date that is three (3) years following the date on which the Bonus with respect to the applicable Program Year otherwise would have been paid, (ii) the Participant’s Separation from Service, (iii) the Participant’s death, or (iv) the Participant’s Permanent Disability.

m.            “Participant” means any employee of the Company designated by the Committee to be a participant in the Program.

n.             “Permanent Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

o.             “Program Year” means the calendar year.

p.             “Restricted Stock Unit” means a non-voting unit of measurement based on the Fair Market Value of a share of Common Stock, which entitles a Participant to receive payment in accordance with the terms of the Program.

q.             “Restricted Stock Unit Account” means a bookkeeping account maintained by the Company reflecting the Restricted Stock Units credited to a Participant pursuant to Section 4(c).

r.              “Restricted Stock Unit Award” means an award of Restricted Stock Units granted pursuant to Section 4(c).

s.             “Separation from Service” means a termination of employment with the Company (including any person considered to be a single employer with the Company under Sections 414(b) or (c) of the Code) for any reason; provided, however, that employment shall not be considered as terminated by reason of a military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the Company is provided by statute or contract.  If the period of leave exceeds six months and the individual’s right to reemployment is not provided by either statute or contract, the employment relationship shall be considered to terminate on the first date immediately following such six-month period.  Whether a termination of employment has occurred shall be determined under all the facts and circumstances and in accordance with Section 409A of the Code and Treasury Regulations promulgated thereunder.

t.              “Specified Employee” means a key employee of the Company within the meaning of Section 416(i) of the Code (without regard to paragraph (5) thereof) if the stock of the Company is publicly traded on an established securities market or otherwise (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder).  The determination of Specified Employees shall be made in accordance with the Treasury Regulations promulgated under Section 409A of the Code.

u.             “Voluntary Deferral” means the deferral of a Participant’s Bonus based on the election of the Participant pursuant to Section 4(a).

3.                                       Administration

The Program shall be administered by the Committee.  The Committee shall have full authority to administer the Program, including the discretionary authority to interpret and construe all provisions of the Program, to resolve all questions of fact arising under the Program, and to adopt such rules and regulations for administering the Program, as it may deem necessary or appropriate.  Decisions of the Committee shall be final and binding on all parties.  The Committee may delegate administrative responsibilities under the Program to appropriate officers or employees of the Company.  All expenses of the Program shall be borne by the Company.

4.                                       Deferral Elections and Participant Accounts

a.                                       Voluntary Deferral Elections

For each Program Year, a Participant may elect to defer up to an aggregate of one hundred percent (100%) of the Participant’s Bonus (in increments of twenty-five percent (25%)) as a Voluntary Deferral under the Program.  Such Voluntary Deferral shall be made on the basis of a Participant’s written election for each Program Year stating the following:

(i)            the percentage of the Participant’s Bonus (in increments of twenty-five percent (25%)) that the Participant elects to defer in the form of cash and credited to the Participant’s Cash Account;

(ii)           the percentage of the Participant’s Bonus (in increments of twenty-five percent (25%)) that the Participant elects to defer in the form of Restricted Stock Units and credited to the Participant’s Restricted Stock Unit Account; and

        (iii)          an Original Payment Date; provided, however, that (A) such Original Payment Date may not be any earlier than three (3) years following the date on which the Bonus with respect to the applicable Program Year otherwise would have been paid and (B) if the Participant does not select an Original Payment Date, such amounts shall be distributed upon the earliest of (i) the date that is three (3) years following the date on which the Bonus with respect to the applicable Program Year otherwise would have been paid, (ii) the Participant’s Separation from Service, (iii) the Participant’s death, or (iv) the Participant’s Permanent Disability.

Such election shall be made in the form required by the Committee and shall be delivered to the Company no later than December 31 of the calendar year prior to the calendar year in which the services with respect to which the Bonus is payable will be performed; provided, however, that (i) any employee who is hired by the Company and becomes a Participant after such December 31 may elect to defer his or her Bonus for the calendar year in which the services with respect to which the Bonus is payable by delivering an election to the

Company within thirty (30) days following the date that the employee becomes a Participant, and (ii) in the Company’s discretion, with respect to any Bonus (or portion thereof) that qualifies as performance-based compensation within the meaning of Section 409A of the Code and Treasury Regulations promulgated thereunder, the deferral election may be delivered to the Company no later than six months before the end of the Program Year with respect to which such Bonus (or portion thereof) is determined.  Such election shall be irrevocable.

b.                                      Cash Accounts

                i.              If a Participant makes a Voluntary Deferral and elects to defer a portion of the Participant’s Bonus in the form of cash, the Participant’s Cash Account shall be credited with the following: (i) the aggregate dollar amount of the Participant’s Bonus with respect to which the Participant has elected to defer in the form of cash; and (ii) in accordance with Section 4(b)(ii), the amount of applicable gains or losses with respect to such amounts that are deemed to be invested in one or more of the investment funds designated by the Participant pursuant to Section 4(b)(ii).

                ii.             The Committee shall designate one or more investment funds that shall be available for hypothetical investment of the amounts credited to a Participant’s Cash Account and shall provide each Participant with a list of such investment funds.  The Participant may designate, in such manner as provided by the Committee, one or more such investment funds that his or her Cash Account will be deemed to be invested in for purposes of determining the amount of gains or losses to be credited to his or her Cash Account; provided, however, that if the Participant does not designate the deemed investment of his or her Cash Account, the Participant’s Cash Account shall be deemed to be invested in the money market investment fund offered under the Program.  A Participant may change the designation made under this Section 4(b)(ii) by filing an election at the time and in the manner specified by the Company.

c.                                       Restricted Stock Unit Accounts

If a Participant makes a Voluntary Deferral and elects to defer a portion of the Participant’s Bonus in the form of Restricted Stock Units, the Participant’s Restricted Stock Unit Account shall be credited with the following: (i) as a Base Award, the number of Restricted Stock Units (or fractions thereof) determined by dividing (A) the aggregate dollar amount of the Participant’s Bonus with respect to which the Participant has elected to defer in the form of Restricted Stock Units under Section 4(a), by (B) the Fair Market Value of the Common Stock on the date the Bonus is paid, as determined by the Committee; and (ii) in the sole discretion of the Committee, for each Base Award, a Matching Award equal to twenty-five percent (25%) of the number of Restricted Stock Units subject to the Base Award.

d.                                      Dividend Equivalents

As of any date that cash or stock dividends are paid with respect to the Common Stock from time to time, each Restricted Stock Unit Award credited to a Participant’s Restricted Stock Unit Account shall be credited with an additional number of Restricted Stock Units (or fractions thereof) equal to the following: (i) with respect to cash dividends, (A) the aggregate dollar amount of the cash dividend that would have been paid on that Restricted Stock Unit Award had the underlying Restricted Stock Units been actual Common Stock, divided by (B) the Fair Market Value of the Common Stock on the dividend payment date; and (ii) with respect to stock dividends, the aggregate number of shares of Common Stock that would have been paid on that Restricted Stock Unit Award had the underlying Restricted Stock Units been actual Common Stock on the dividend payment date.

e.                                       Certain Adjustments

If there shall occur any recapitalization, reclassification, share dividend, share split, reverse share split, or other distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Participants’ Restricted Stock Unit Accounts automatically shall be appropriately adjusted in a manner consistent with the terms of this Program.  It is intended that such adjustments shall seek to put each Participant in the same economic position the Participant was in prior to the change (but without duplication of any benefits that may be provided under Section 4(d)).  Except as is expressly provided in this Section 4(e), Participants shall have no rights as a result of any such change in the Common Stock or other event.

5.                                       Vesting of Restricted Stock Unit Awards

For any given Restricted Stock Unit Award, the Base Award shall be fully vested at all times.  The Matching Award, if any, shall be completely unvested as of the Grant Date.  Subject to Section 7, one-third (1/3rd) of the Matching Award shall vest on each anniversary of the Grant Date over a period of three (3) years until the Matching Award is fully vested, provided that the Participant remains continuously employed by the Company from the Grant Date to the applicable vesting date.

6.                                       Distribution of Benefits

a.             Subject to Sections 6(d), 6(e) and 7, the amounts credited to a Participant’s Cash Account and Restricted Stock Unit Account, to the extent vested, for a Program Year shall be distributed to the Participant in a single lump sum on the Original Payment Date, if any, selected by the Participant pursuant to the Participant’s election under Section 4(a).  If the Participant has not selected an Original Payment Date, such amounts shall be distributed in a single lump sum upon the earliest of (i) the date that is three (3) years following the date on which the Bonus with respect to the applicable Program Year otherwise would have been paid, (ii) the Participant’s Separation from Service, (iii) the Participant’s death, or (iv) the Participant’s Permanent Disability.

b.             For purposes of distribution under the Program, (i) the value of a Participant’s Cash Account shall equal the amount credited to the Participant’s Cash Account, as adjusted for any gains or losses in accordance with Section 4(b)(ii), as of the date of distribution, and (ii) the value of a Participant’s Restricted Stock Unit Account shall equal the Fair Market Value of any Restricted Stock Units, to the extent vested,  credited to such Restricted Stock Unit Account as of the date of distribution.

c.             Notwithstanding the foregoing and subject to Sections 6(d), 6(e) and 7, a Participant may elect to further defer the date for any payment under the Program by making a subsequent deferral election with respect to such payment.  The new date as of which such payment is to be made shall be the “Deferred Payment Date.”  Any such subsequent deferral election shall not be effective unless it is made more than twelve (12) months prior to the Original Payment Date (or, with respect to a subsequent deferral election made after an initial deferral election, the Deferred Payment Date).  The Deferred Payment Date for any subsequent deferral election must be a date that is at least five (5) years following the date the payment otherwise would have been made.  The subsequent deferral election shall be made in writing and in the form required by the Committee.

d.             Anything in the Program to the contrary notwithstanding, but subject to Section 6(e), in the event of a Participant’s death, Separation from Service or Permanent Disability prior to the date, if any, selected by the Participant pursuant to the Participant’s election under Section 4(a), all vested amounts credited to the Participant’s Cash Account and Restricted Stock Unit Account shall be distributed following the date of such death, Separation from Service or Permanent Disability.

e.             All payments of the benefits under this Program shall be made within fifteen (15) days following the date the Participant shall be entitled to receive a benefit hereunder.  Payment of amounts credited to a Participant’s Cash Account shall be made in the form of cash and payment of amounts credited to a Participant’s Restricted Stock Unit Account may be made in the form of Common Stock or cash, at the discretion of the Committee.  Notwithstanding the foregoing, if a Participant is a Specified Employee, any payment under the Program due to such Participant’s Separation from Service shall not be made until six (6) months after the date of such Separation from Service (or, if earlier, the Participant’s date of death).

7.                                       Termination of Employment

                In the event a Participant’s employment with the Company is terminated for any reason (including a termination by the Company or by reason of the Participant’s resignation, death or Permanent Disability), all unvested benefits hereunder shall be fully and immediately forfeited by the Participant.

8.                                       Change in Control

a.             Anything herein to the contrary notwithstanding, in the event of a Change in Control (as defined under the Company’s 2005 Equity Incentive Plan), all of a Participant’s Restricted Stock Unit Awards (including the full Matching Awards, if any,) credited to the Participant’s Restricted Stock Unit Account shall become fully and immediately vested.

b.             If the Change in Control (as described in Section 8(a)) also constitutes a change in control event within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, all benefits payable under this Program shall be distributed within fifteen (15) days following the date of such Change in Control.  Otherwise, such benefits shall be distributed in accordance with Section 6.

9.                                       Beneficiaries

Any payment required to be made to a Participant hereunder that cannot be made to the Participant because of his or her death shall be made to the Participant’s beneficiary or beneficiaries, subject to applicable law.  Each Participant shall have the right to designate in writing from time to time a beneficiary or beneficiaries by filing a written notice of such designation with the Committee.  In the event a beneficiary designated by the Participant does not survive the Participant and no successor beneficiary is selected, or in the event no valid designation has been made, such Participant’s beneficiary shall be such Participant’s estate.

10.                                 Unfunded Status

The Program shall be unfunded, and all benefits payable to Participants under the Program represent merely unfunded, unsecured promises of the Company to provide a benefit to Participants in the future.  To the extent that any person acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company.

11.                                 Transfers Prohibited

No transfer (other than pursuant to Section 9) by a Participant of any right to any payment hereunder, whether voluntary or involuntary, by operation of law or otherwise, and whether by means of alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, shall vest the transferee with any interest or right, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void and of no force or effect.

12.                                 Limitation of Rights

Nothing contained in the Program shall confer upon any Participant any right (i) as a shareholder of the Company or (ii) with respect to the continuation of the Participant’s status as an employee of the Company.

13.                                 Termination and Amendment

The Program may be terminated at any time by the Committee and the Program may be amended by the Committee from time to time in any respect; provided, however, that no such termination or amendment may reduce the value of amounts theretofore credited or creditable to a Participant’s Cash Account or Restricted Stock Unit Account without the affected Participant’s prior written consent.

14.                                 Withholding Taxes

Where a Participant or other person is entitled to receive a payment pursuant to the Program, the Company shall withhold, or make suitable arrangements with the Participant for the payment of, the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

15.                                 Choice of Law

The Program and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of New Jersey, without reference to the principles of conflicts of laws, and to applicable federal securities laws.